FOR IMMEDIATE RELEASE
May 8, 2024
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS FIRST QUARTER
2024 RESULTS

•Earnings per share ("EPS")* for the first quarter of 2024 was $2.07 compared to $2.04 per share for the first quarter of 2023
•Adjusted EPS** for the first quarter of 2024, which excludes transaction and transition-related expenses attributable to the acquisition and integration of Florida City Gas ("FCG"), increased by three percent to $2.10 compared to $2.04 per share for the first quarter of 2023
•Adjusted gross margin** growth of $35.0 million during the first quarter driven by contributions from FCG, natural gas organic growth and continued pipeline expansion projects, additional customer consumption, and regulatory initiatives
•Completed filings for seven projects representing more than $85 million of capital investment to support growth initiatives in Florida, including for FCG
•Warmer than normal temperatures in our Delmarva and Ohio service territories reduced operating income by approximately $1.5 million, or $0.05 per share

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the three months ended March 31, 2024.

Net income for the first quarter of 2024 was $46.2 million compared to $36.3 million in the first quarter of 2023. Excluding transaction and transition related expenses associated with the fourth quarter 2023 acquisition of FCG, adjusted net income was $46.8 million, or $2.10 per share compared to $2.04 per share reported in the same prior year period.

Adjusted earnings for the first quarter of 2024 were driven by incremental margin contributions from FCG; growth in the Company's natural gas distribution businesses and continued pipeline expansion projects to support distribution growth; higher customer consumption; incremental contributions associated with regulated infrastructure programs; and contributions from the Company's Florida natural gas base rate proceeding. These improvements were partially offset by higher operating expenses primarily attributed to the addition of FCG and increased interest expense related to debt issued in connection with financing the acquisition.

“During the first quarter, we continued to build on the momentum from our strong finish to 2023. While the weather in our service areas was colder than it was last year, temperatures were warmer than normal for our respective territories. Nonetheless, our team once again executed on all fronts, and we remain on track to achieve our 2024 earnings guidance of $5.33-$5.45 on an adjusted EPS basis and our longer-term outlook," commented Jeff Householder, chair, president and CEO.

“Our success is driven by our progress integrating our FCG and Chesapeake families, pursuing growth investments across all of our businesses, advancing regulatory initiatives and prudently managing expenses. Specifically, the team advanced the FCG integration, delivering efficiencies from consolidating the SAFE and GUARD programs, and filed for three new pipeline projects with the Florida Public Service Commission which will serve RNG projects developed by third parties in proximity to our distribution
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system and serve to improve resilience and increase capacity to serve our customers. Our regulated natural gas distribution businesses continued to gain customers at more than twice the national average, we executed on numerous opportunities to expand our natural gas transmission systems, and we realized meaningful contributions from our non-regulated businesses.

“We are undertaking numerous initiatives in our march to our 2025 guidance of $6.15-$6.35 per share. We have immediately recognized positive impacts from our FCG integration efforts, continued our business transformation to support our larger footprint and accelerated the capital investment opportunities we identified to propel earnings growth. Filing for seven new capital investment projects with the Florida Public Service Commission during the quarter is a record for our Company. Across the enterprise, our team remains committed to delivering on the attractive opportunities across our businesses, positioning our company for future growth and contributing to another record year of performance that will drive increased shareholder value,” concluded Householder.

Earnings and Capital Investment Guidance

The Company continues to support its 2024 EPS guidance of $5.33 to $5.45 in adjusted earnings per share given the incremental margin opportunities present across the Company’s businesses, investment opportunities within and surrounding FCG, regulatory initiatives and operating synergies. The Company also supports its previously announced 2024 capital expenditure guidance of $300 million to $360 million.

From a longer-term perspective, the Company is also reaffirming its previously announced capital expenditure guidance for the five-year period ended 2028 that will range from $1.5 billion to $1.8 billion. This investment profile is projected to result in a 2025 EPS guidance range of $6.15 to $6.35, as well as a 2028 EPS guidance range of $7.75 to $8.00 per share. This implies an EPS growth rate of approximately 8 percent from the previous 2025 EPS guidance range, or since 2018, an 8.5 percent growth rate.

*Unless otherwise noted, EPS and Adjusted EPS information are presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to both Generally Accepted Accounting Principles ("GAAP") and non-GAAP financial measures, including Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs presented in operations and maintenance expenses in accordance with regulatory requirements. The Company calculates Adjusted Net Income and Adjusted EPS by deducting costs and expenses associated with significant acquisitions that may affect the comparison of period-over-period results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. The Company believes that these non-GAAP measures are useful and meaningful to investors as a basis for making investment decisions, and provide investors with information that demonstrates the profitability achieved by the Company under allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses these non-GAAP financial measures in assessing a business unit and Company performance. Other companies may calculate these non-GAAP financial measures in a different manner.

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The following tables reconcile Gross Margin, Net Income, and EPS, all as defined under GAAP, to our non-GAAP measures of Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS for each of the periods presented.

Adjusted Gross Margin

	For the Three Months Ended March 31, 2024
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$168,426	$83,103	$(5,785)	$245,744
Cost of Sales:
Natural gas, propane and electric costs	(49,918)	(37,054)	5,755	(81,217)
Depreciation & amortization	(12,537)	(4,481)	2	(17,016)
Operations & maintenance expenses (1)	(12,736)	(8,422)	(2)	(21,160)
Gross Margin (GAAP)	93,235	33,146	(30)	126,351
Operations & maintenance expenses (1)	12,736	8,422	2	21,160
Depreciation & amortization	12,537	4,481	(2)	17,016
Adjusted Gross Margin (Non-GAAP)	$118,508	$46,049	$(30)	$164,527

	For the Three Months Ended March 31, 2023
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$142,270	$83,165	$(7,306)	$218,129
Cost of Sales:
Natural gas, propane and electric costs	(55,288)	(40,571)	7,270	(88,589)
Depreciation & amortization	(12,952)	(4,234)	3	(17,183)
Operations & maintenance expenses (1)	(9,287)	(8,476)	5	(17,758)
Gross Margin (GAAP)	64,743	29,884	(28)	94,599
Operations & maintenance expenses (1)	9,287	8,476	(5)	17,758
Depreciation & amortization	12,952	4,234	(3)	17,183
Adjusted Gross Margin (Non-GAAP)	$86,982	$42,594	$(36)	$129,540
(1) Operations & maintenance expenses within the condensed consolidated statements of income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
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Adjusted Net Income and Adjusted EPS

	Three Months Ended
	March 31,
(in thousands, except per share data)	2024	2023
Net Income (GAAP)	$46,168	$36,344
FCG transaction and transition-related expenses, net (1)	677	—
Adjusted Net Income (Non-GAAP)	$46,845	$36,344

Weighted average common shares outstanding - diluted (2)	22,306	17,832

Earnings Per Share - Diluted (GAAP)	$2.07	$2.04
FCG transaction and transition-related expenses, net (1)	0.03	—
Adjusted Earnings Per Share - Diluted (Non-GAAP)	$2.10	$2.04
(1) Transaction and transition-related expenses represent costs incurred attributable to the acquisition and integration of FCG including, but not limited to, transition services, consulting, system integration, rebranding and legal fees.
(2) Weighted average shares for the quarter ended March 31, 2024 reflect the impact of 4.4 million common shares issued in November 2023 in connection with the acquisition of FCG.

Operating Results for the Quarters Ended March 31, 2024 and 2023

Consolidated Results

	Three Months Ended
	March 31,
(in thousands)	2024	2023	Change	Percent Change
Adjusted gross margin**	$164,527	$129,540	$34,987	27.0%
Depreciation, amortization and property taxes	26,110	23,490	2,620	11.2%
FCG transaction and transition-related expenses	921	—	921	NMF
Other operating expenses	57,911	51,135	6,776	13.3%
Operating income	$79,585	$54,915	$24,670	44.9%

Operating income for the first quarter of 2024 was $79.6 million, an increase of $24.7 million compared to the same period in 2023. Excluding transaction and transition-related expenses associated with the acquisition and integration of FCG, operating income increased $25.6 million or 46.6 percent compared to the prior-year period. Adjusted gross margin in the first quarter of 2024 was positively impacted by FCG, natural gas organic growth and continued pipeline expansion projects, higher customer consumption, incremental contributions associated with regulatory initiatives, and contributions from the Company's unregulated businesses. Higher operating expenses largely associated with FCG were partially offset by lower employee benefits and incentive compensation costs compared to the prior-year period. Increases in depreciation, amortization and property taxes attributable to growth projects and FCG were partially offset by lower depreciation in our electric operations due to revised rates in the electric depreciation study filing approved in December 2023 and a $3.4 million reserve surplus amortization mechanism ("RSAM") adjustment from FCG.
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Regulated Energy Segment

	Three Months Ended
	March 31,
(in thousands)	2024	2023	Change	Percent Change
Adjusted gross margin**	$118,508	$86,982	$31,526	36.2%
Depreciation, amortization and property taxes	20,955	18,670	2,285	12.2%
FCG transaction and transition-related expenses	921	—	921	NMF
Other operating expenses	38,523	30,687	7,836	25.5%
Operating income	$58,109	$37,625	$20,484	54.4%

The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Contribution from FCG	$24,959
Natural gas growth including conversions (excluding service expansions)	1,916
Natural gas transmission service expansions	1,622
Rate changes associated with the Florida natural gas base rate proceeding (1)	1,498
Contributions from regulated infrastructure programs	1,278
Other variances	253
Quarter-over-quarter increase in adjusted gross margin**	$31,526
(1) Includes adjusted gross margin contributions from permanent base rates that became effective in March 2023.

The major components of the increase in other operating expenses are as follows:

(in thousands)
FCG operating expenses	$10,413
Payroll, benefits and other employee-related expenses	(1,787)
Other variances	(790)
Quarter-over-quarter increase in other operating expenses	$7,836

Unregulated Energy Segment

	Three Months Ended March 31,
(in thousands)	2024	2023	Change	Percent Change
Adjusted gross margin**	$46,049	$42,594	$3,455	8.1%
Depreciation, amortization and property taxes	5,155	4,822	333	6.9%
Other operating expenses	19,465	20,527	(1,062)	(5.2)%
Operating income	$21,429	$17,245	$4,184	24.3%

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The major components of the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Increased propane customer consumption	$1,388
Increased propane margins and service fees	559
Contributions from acquisition	438
Aspire Energy
Increased margins - rate changes and gathering fees	938
Increased customer consumption	309
Other variances	(177)
Quarter-over-quarter increase in adjusted gross margin**	$3,455
The major components of the decrease in other operating expenses are as follows:

(in thousands)
Decreased payroll, benefits and other employee-related expenses	$(1,177)
Other variances	115
Quarter-over-quarter decrease in other operating expenses	$(1,062)

Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2023 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the first quarter of 2024 for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Conference Call
Chesapeake Utilities (NYSE: CPK) will host a conference call on Thursday, May 9, 2024 at 8:30 a.m. Eastern Time to discuss the Company’s financial results for the three months ended March 31, 2024. To listen to the Company’s conference call via live webcast, please visit the Events & Presentations section of the Investors page on www.chpk.com. For investors and analysts that wish to participate by phone for the question and answer portion of the call, please use the following dial-in information:

Toll-free: 800.343.5419
International: 203.518.9731
Conference ID: CPKQ124

A replay of the presentation will be made available on the previously noted website following the conclusion of the call.

About Chesapeake Utilities Corporation
Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas
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transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary
302.734.6022

Michael D. Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

Lucia M. Dempsey
Head of Investor Relations
347.804.9067

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Financial Summary
(in thousands, except per-share data)

	Three Months Ended
	March 31,
	2024	2023
Adjusted Gross Margin
Regulated Energy segment	$118,508	$86,982
Unregulated Energy segment	46,049	42,594
Other businesses and eliminations	(30)	(36)
Total Adjusted Gross Margin**	$164,527	$129,540

Operating Income
Regulated Energy segment	$58,109	$37,625
Unregulated Energy segment	21,429	17,245
Other businesses and eliminations	47	45
Total Operating Income	79,585	54,915
Other income, net	195	276
Interest charges	17,026	7,232
Income Before Income Taxes	62,754	47,959
Income taxes	16,586	11,615
Net Income	$46,168	$36,344

Weighted Average Common Shares Outstanding: (1)
Basic	22,250	17,760
Diluted	22,306	17,832
Earnings Per Share of Common Stock
Basic	$2.07	$2.05
Diluted	$2.07	$2.04

Adjusted Net Income and Adjusted Earnings Per Share

Net Income (GAAP)	$46,168	$36,344
FCG transaction and transition-related-expenses, net (2)	677	—
Adjusted Net Income (Non-GAAP)**	$46,845	$36,344

Earnings Per Share - Diluted (GAAP)	$2.07	$2.04
FCG transaction and transition-related-expenses, net (2)	0.03	—
Adjusted Earnings Per Share - Diluted (Non-GAAP)**	$2.10	$2.04
(1) Weighted average shares for the quarter ended March 31, 2024 reflect the impact of 4.4 million common shares issued in November 2023 in connection with the acquisition of FCG.
(2) Transaction and transition-related expenses represent costs incurred attributable to the acquisition and integration of FCG including, but not limited to, transition services, consulting, system integration, rebranding and legal fees.

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Financial Summary Highlights

Key variances between the first quarter of 2023 and the first quarter of 2024 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2023 Adjusted Results	$47,959	$36,344	$2.04

Non-recurring Items:
Absence of the one-time benefit associated with a reduction in the PA state tax rate	—	(1,284)	(0.06)
	—	(1,284)	(0.06)

Increased Adjusted Gross Margins:
Contribution from recent acquisitions	25,397	18,685	0.84
Natural gas growth including conversions (excluding service expansions)	1,916	1,409	0.07
Changes in customer consumption	1,906	1,402	0.06
Natural gas transmission service expansions*	1,622	1,193	0.05
Contribution from rates associated with the Florida natural gas base rate proceeding*	1,498	1,102	0.05
Contributions from regulated infrastructure programs*	1,278	941	0.04
Higher performance from Aspire Energy	938	690	0.03
Increased propane margins and service fees	559	411	0.02
	35,114	25,833	1.16

(Increased) Decreased Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
FCG operating expenses	(10,413)	(7,661)	(0.34)
Depreciation, amortization and property tax costs	(1,498)	(1,102)	(0.05)
Insurance related costs	(525)	(386)	(0.02)
Payroll, benefits and other employee-related expenses	2,964	2,181	0.10
	(9,472)	(6,968)	(0.31)

Interest charges	(9,794)	(7,206)	(0.32)
Increase in shares outstanding due to 2023 and 2024 equity offerings	—	—	(0.41)
Net other changes	(132)	126	—
	(9,926)	(7,080)	(0.73)
First Quarter of 2024 Adjusted Results**	$63,675	$46,845	$2.10
* Refer to Major Projects and Initiatives Table for additional information.
** Transaction and transition-related expenses attributable to the acquisition and integration of FCG have been excluded from the Company’s non-GAAP measures of adjusted net income and adjusted EPS. See reconciliations above for a detailed comparison to the related GAAP measures.

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Recently Completed and Ongoing Major Projects and Initiatives

The Company continuously pursues and develops additional projects and initiatives to serve existing and new customers, further grow its businesses and earnings, and increase shareholder value. The following table includes all major projects and initiatives that are currently underway or recently completed. The Company's practice is to add new projects and initiatives to this table once negotiations or details are substantially final and/or the associated earnings can be estimated. Major projects and initiatives that have generated consistent year-over-year adjusted gross margin contributions are removed from the table at the beginning of the next calendar year.

The related descriptions of projects and initiatives that accompany the table include only new items and/or items where there have been significant developments, all compared to the Company's prior quarter filings. A comprehensive discussion of all projects and initiatives reflected in the table below can be found in the Company's first quarter 2024 Quarterly Report on Form 10-Q.

	Adjusted Gross Margin
	Three Months Ended		Year Ended	Estimate for
	March 31,		December 31,	Fiscal
(in thousands)	2024	2023	2023	2024	2025
Pipeline Expansions:
Southern Expansion	$586	$—	$586	$2,344	$2,344
Beachside Pipeline Expansion	603	—	1,810	2,451	2,414
North Ocean City Connector	—	—	—	—	494
St. Cloud / Twin Lakes Expansion	146	—	264	584	584
Wildlight	199	26	471	2,000	2,038
Lake Wales	114	—	265	454	454
Newberry	—	—	—	862	2,585
Boynton Beach	—	—	—	—	3,342
New Smyrna Beach	—	—	—	—	1,710
Total Pipeline Expansions	1,648	26	3,396	8,695	15,965

CNG/RNG/LNG Transportation and Infrastructure	3,435	3,521	11,181	12,500	13,969

Regulatory Initiatives:
Florida GUARD program	589	—	353	3,231	5,602
FCG SAFE Program	412	—	—	2,683	5,293
Capital Cost Surcharge Programs	831	720	2,829	3,979	4,374
Florida Rate Case Proceeding (1)	5,595	4,097	15,835	17,153	17,153
Maryland Rate Case (2)	—	—	—	TBD	TBD
Electric Storm Protection Plan	630	206	1,326	2,433	3,951
Total Regulatory Initiatives	8,057	5,023	20,343	29,479	36,373

Total	$13,140	$8,570	$34,920	$50,674	$66,307

(1) Includes adjusted gross margin during 2023 comprised of both interim rates and permanent base rates which became effective in March 2023.
(2) Rate case application and depreciation study filed with the Maryland PSC in January 2024. See additional information provided below.

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Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

St. Cloud / Twin Lakes Expansion
In July 2022, Peninsula Pipeline filed a petition with the Public Service Commission ("PSC") for the State of Florida for approval of its Transportation Service Agreement with the Company's Florida subsidiary, Florida Public Utilities ("FPU"), for an additional 2,400 Dts/day of firm service in the St. Cloud, Florida area. As part of this agreement, Peninsula Pipeline constructed a pipeline extension and regulator station for FPU. The extension supports new incremental load due to growth in the area, including providing service, most immediately, to the residential development Twin Lakes. The expansion also improves reliability and provides operational benefits to FPU’s existing distribution system in the area, supporting future growth. The project went into service in July 2023.

In February 2024, Peninsula Pipeline filed a petition with the Florida PSC for approval of an amendment to its Transportation Service Agreement with FPU for an additional 10,000 Dts/day of firm service in the St. Cloud, Florida area. Peninsula Pipeline will construct pipeline expansions that will allow FPU to serve the future communities that are expected in that area. The Florida PSC approved the projects in May 2024.

Newberry Expansion
In April 2023, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with FPU for an additional 8,000 Dts/day of firm service in the Newberry, Florida area. The petition was approved by the Florida PSC in the third quarter of 2023. Peninsula Pipeline will construct a pipeline extension, which will be used by FPU to support the development of a natural gas distribution system to provide gas service to the City of Newberry. A filing to address the acquisition and conversion of existing Company owned propane community gas systems in Newberry was made in November 2023. The Florida PSC approved it in April 2024. Conversions are anticipated to begin during the second quarter of 2024.

East Coast Reinforcement Projects
In December 2023, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreements with FPU for projects that will support additional supply to communities on the East Coast of Florida. The projects are driven by the need for increased supply to coastal portions of the state that are experiencing significant population growth. Peninsula Pipeline will construct several pipeline extensions which will support FPU’s distribution system in the areas of Boynton Beach and New Smyrna Beach with an additional 15,000 Dts/day and 3,400 Dts/day, respectively. The Florida PSC approved the projects in March 2024.

Central Florida Reinforcement Projects
In February 2024, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreements with FPU for projects that will support additional supply to communities located in Central Florida. The projects are driven by the need for increased supply to communities in central Florida that are experiencing significant population growth. Peninsula Pipeline will construct several pipeline extensions which will support FPU’s distribution system in the areas of Plant City and Lake Mattie with an additional 5,000 Dts/day and 8,700 Dts/day, respectively. The Florida PSC approved the projects in May 2024.

Pioneer Supply Header Pipeline Project
In March 2024, Peninsula Pipeline filed a petition with the Florida PSC for its approval of Firm Transportation Service Agreements with both FCG and FPU for a project that will support greater supply growth of natural gas service in southeast Florida. The project consists of the transfer of a pipeline asset from FCG to Peninsula Pipeline. Peninsula Pipeline will proceed to provide transportation service to both FCG and FPU using the pipeline asset, which provides opportunities for additional project development.
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Alternative Natural Gas Projects
In February 2024, Peninsula Pipeline filed a petition with the Florida PSC for its approval of its Transportation Service Agreements with FCG for projects that will support the transportation of additional supply into FCG’s distribution system. The projects are driven by continued growth in the regions and will facilitate additional transportation capacity, including the transportation of pipeline quality gas produced from landfills through FCG's system. Peninsula Pipeline will construct several pipeline extensions which will support FCG's distribution system in Brevard County, Indian-River County, and Miami-Dade County.

Regulatory Initiatives

Maryland Natural Gas Rate Case
In January 2024, the Company's natural gas distribution businesses in Maryland, CUC-Maryland Division, Sandpiper Energy, Inc., and Elkton Gas Company (collectively, “Maryland natural gas distribution businesses”) filed a joint application for a natural gas rate case with the Maryland PSC. In connection with the application, we are seeking approval of the following: (i) permanent rate relief of approximately $6.9 million; (ii) authorization to make certain changes to tariffs to include a unified rate structure and to consolidate the Maryland natural gas distribution businesses which we anticipate will be called Chesapeake Utilities of Maryland, Inc.; and (iii) authorization to establish a rider for recovery of the costs associated with our new technology systems. The outcome of the application is subject to review and approval by the Maryland PSC. Rate changes are suspended until December 2024.

Maryland Natural Gas Depreciation Study
In January 2024, our Maryland natural gas distribution businesses filed a joint petition for approval of their proposed unified depreciation rates with the Maryland PSC. The outcome of the filing is subject to review by the Maryland PSC which is expected to be completed in the third quarter of 2024.

FCG SAFE Program
In April 2024, FCG filed a petition with the Florida PSC to more closely align the SAFE Program with FPU's GUARD program. Specifically, the requested modifications will enable FCG to accelerate remediation related to problematic pipe and facilities consisting of obsolete and exposed pipe. If approved, these efforts will serve to improve the safety and reliability of service to FCG's customers. These modifications, if approved, result in an estimated additional $50 million in capital expenditures associated with the SAFE Program which would increase the total projected capital expenditures to $255 million over a 10-year period.

Other Major Factors Influencing Adjusted Gross Margin
Weather and Consumption
For the first quarter of 2024, higher consumption driven primarily by colder weather compared to the first quarter of 2023 resulted in a $1.9 million increase in adjusted gross margin. While temperatures were colder than the prior-year period, they were approximately 11.7 percent and 10.3 percent warmer, respectively, compared to normal temperatures in our Delmarva and Ohio service territories. Assuming normal temperatures, as detailed below, we estimate that operating income would have been higher by
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approximately $1.5 million, or $0.05 per share. The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") for the three months ended March 31, 2024 and 2023.

HDD and CDD Information

	Three Months Ended
	March 31,
	2024	2023	Variance
Delmarva
Actual HDD	1,962	1,774	188
10-Year Average HDD ("Normal")	2,221	2,285	(64)
Variance from Normal	(259)	(511)

Florida
Actual HDD	470	344	126
10-Year Average HDD ("Normal")	470	505	(35)
Variance from Normal	—	(161)

Ohio
Actual HDD	2,659	2,384	275
10-Year Average HDD ("Normal")	2,965	2,965	—
Variance from Normal	(306)	(581)

Florida
Actual CDD	181	323	(142)
10-Year Average CDD ("Normal")	217	192	25
Variance from Normal	(36)	131
Natural Gas Distribution Growth
The average number of residential customers served on the Delmarva Peninsula and in the legacy Florida Natural Gas distribution business increased by approximately 4.2 percent and 3.6 percent, respectively, for the three months ended March 31, 2024.

The details of the adjusted gross margin increase are provided in the following table:

	Adjusted Gross Margin**
	For the Three Months Ended March 31, 2024
(in thousands)	Delmarva Peninsula	Florida
Customer growth:
Residential	$490	$880
Commercial and industrial	156	390
Total customer growth (1)	$646	$1,270
(1) Customer growth amounts for the legacy Florida operations include the effects of revised rates associated with the Company's natural gas base rate proceeding, but exclude the effects of FCG.

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Capital Investment Growth and Capital Structure Updates

The Company's capital expenditures were $70.6 million for the three months ended March 31, 2024. The following table shows a range of the forecasted 2024 capital expenditures by segment and by business line:

	2024
(in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$150,000	$170,000
Natural gas transmission	90,000	120,000
Electric distribution	25,000	28,000
Total Regulated Energy	265,000	318,000
Unregulated Energy:
Propane distribution	13,000	15,000
Energy transmission	5,000	6,000
Other unregulated energy	13,000	15,000
Total Unregulated Energy	31,000	36,000
Other:
Corporate and other businesses	4,000	6,000
Total 2024 Forecasted Capital Expenditures	$300,000	$360,000

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, supply chain disruptions, capital delays that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was approximately 48 percent as of March 31, 2024.

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15-15-15-15
Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
	2024	2023
(in thousands, except per share data)
Operating Revenues
Regulated Energy	$168,426	$142,270
Unregulated Energy	83,103	83,166
Other businesses and eliminations	(5,785)	(7,307)
Total Operating Revenues	245,744	218,129
Operating Expenses
Natural gas and electricity costs	49,918	55,288
Propane and natural gas costs	31,299	33,301
Operations	51,560	44,767
FCG transaction and transition-related expenses	921	—
Maintenance	5,903	5,104
Depreciation and amortization	17,016	17,183
Other taxes	9,542	7,571
Total operating expenses	166,159	163,214
Operating Income	79,585	54,915
Other income, net	195	276
Interest charges	17,026	7,232
Income Before Income Taxes	62,754	47,959
Income taxes	16,586	11,615
Net Income	$46,168	$36,344

Weighted Average Common Shares Outstanding:
Basic	22,250	17,760
Diluted	22,306	17,832

Earnings Per Share of Common Stock:
Basic	$2.07	$2.05
Diluted	$2.07	$2.04

Adjusted Net Income and Adjusted Earnings Per Share
Net Income (GAAP)	$46,168	$36,344
FCG transaction and transition-related expenses, net (1)	677	—
Adjusted Net Income (Non-GAAP)**	$46,845	$36,344

Earnings Per Share - Diluted (GAAP)	$2.07	$2.04
FCG transaction and transition-related expenses, net (1)	0.03	—
Adjusted Earnings Per Share - Diluted (Non-GAAP)**	$2.10	$2.04
(1) Transaction and transition-related expenses represent costs incurred attributable to the acquisition and integration of FCG including, but not limited to, transition services, consulting, system integration, rebranding and legal fees.

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2024	December 31, 2023
(in thousands, except per share data)
Property, Plant and Equipment
Regulated Energy	$2,470,135	$2,418,494
Unregulated Energy	416,833	410,807
Other businesses and eliminations	31,606	30,310
Total property, plant and equipment	2,918,574	2,859,611
Less: Accumulated depreciation and amortization	(530,832)	(516,429)
Plus: Construction work in progress	123,338	113,192
Net property, plant and equipment	2,511,080	2,456,374
Current Assets
Cash and cash equivalents	1,695	4,904
Trade and other receivables	70,750	74,485
Less: Allowance for credit losses	(2,450)	(2,699)
Trade and other receivables, net	68,300	71,786
Accrued revenue	28,308	32,597
Propane inventory, at average cost	8,367	9,313
Other inventory, at average cost	19,638	19,912
Regulatory assets	24,289	19,506
Storage gas prepayments	1,147	4,695
Income taxes receivable	—	3,829
Prepaid expenses	13,681	15,407
Derivative assets, at fair value	1,012	1,027
Other current assets	3,228	2,723
Total current assets	169,665	185,699
Deferred Charges and Other Assets
Goodwill	507,573	508,174
Other intangible assets, net	16,414	16,865
Investments, at fair value	13,221	12,282
Derivative assets, at fair value	126	40
Operating lease right-of-use assets	11,719	12,426
Regulatory assets	86,039	96,396
Receivables and other deferred charges	16,047	16,448
Total deferred charges and other assets	651,139	662,631
Total Assets	$3,331,884	$3,304,704

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17-17-17-17
Chesapeake Utilities Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2024	December 31, 2023
(in thousands, except per share data)
Capitalization
Stockholders’ equity
Preferred stock, par value $0.01 per share (authorized 2,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000 shares)	10,838	10,823
Additional paid-in capital	750,162	749,356
Retained earnings	521,689	488,663
Accumulated other comprehensive loss	(1,786)	(2,738)
Deferred compensation obligation	9,562	9,050
Treasury stock	(9,562)	(9,050)
Total stockholders’ equity	1,280,903	1,246,104
Long-term debt, net of current maturities	1,185,166	1,187,075
Total capitalization	2,466,069	2,433,179
Current Liabilities
Current portion of long-term debt	18,511	18,505
Short-term borrowing	170,355	179,853
Accounts payable	63,058	77,481
Customer deposits and refunds	43,682	46,427
Accrued interest	17,148	7,020
Dividends payable	13,138	13,119
Accrued compensation	7,066	16,544
Regulatory liabilities	21,328	13,719
Income taxes payable	818	—
Derivative liabilities, at fair value	31	354
Other accrued liabilities	16,520	13,362
Total current liabilities	371,655	386,384
Deferred Credits and Other Liabilities
Deferred income taxes	271,335	259,082
Regulatory liabilities	193,030	195,279
Environmental liabilities	2,546	2,607
Other pension and benefit costs	16,010	15,330
Derivative liabilities, at fair value	43	927
Operating lease - liabilities	9,832	10,550
Deferred investment tax credits and other liabilities	1,364	1,366
Total deferred credits and other liabilities	494,160	485,141
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$3,331,884	$3,304,704
(1) Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.
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18-18-18-18
Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2024				For the Three Months Ended March 31, 2023
	Delmarva NG Distribution	Florida Natural Gas Distribution	Florida City Gas Distribution	FPU Electric Distribution	Delmarva NG Distribution	Florida Natural Gas Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$35,796	$15,343	$15,031	$11,426	$42,020	$16,496	$11,357
Commercial and Industrial	17,567	31,053	19,434	10,783	21,425	25,739	11,740
Other (1)	(1,675)	1,560	1,412	(2,245)	(3,052)	4,123	(360)
Total Operating Revenues	$51,688	$47,956	$35,877	$19,964	$60,393	$46,358	$22,737

Volumes (in Dts for natural gas and MWHs for electric)
Residential	2,438,154	841,041	599,337	72,021	2,291,320	753,756	68,517
Commercial and Industrial	3,427,173	10,115,552	2,984,627	87,827	3,387,831	10,307,956	68,703
Other	89,098	731,006	1,598,743	—	87,536	627,934	—
Total	5,954,425	11,687,599	5,182,707	159,848	5,766,687	11,689,646	137,220

Average Customers
Residential	100,534	90,471	113,027	25,704	96,511	87,325	25,616
Commercial and Industrial	8,397	8,474	8,519	7,371	8,270	8,409	7,359
Other	25	—	100	—	24	6	—
Total	108,956	98,945	121,646	33,075	104,805	95,740	32,975

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.